Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.19 to the Registration Statement on Form N-1A of ARK ETF Trust and to the use of our report dated September 28, 2018 on the financial statements and financial highlights of the ARK Innovation ETF, ARK Genomic Revolution ETF (formerly, ARK Genomic Revolution Multi-Sector ETF), ARK Industrial Innovation ETF, ARK Web x.0 ETF, The 3D Printing ETF, and ARK Israel Innovative Technology ETF, each a series of ARK ETF Trust. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 21, 2018